UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2012

CHIQUITA BRANDS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

New Jersey (State or Other Jurisdiction of Incorporation)	1-1550 (Commission File Number)	04-1923360 (IRS Employer Identification No.)

250 East Fifth Street, Cincinnati, Ohio 45202
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (513) 784-8000
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions
□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)    Lori A. Ritchey, Vice President, Controller and Chief Accounting Officer of Chiquita Brands International, Inc. (the “Company”), who has decided not to relocate upon the previously announced move of the Company’s headquarters to Charlotte, North Carolina, will resign from the Company after the Company’s filing of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, which is anticipated to occur on or before August 9, 2012.

(c)    On May 14, 2012 the Company hired Joseph B. Johnson, age 49, as Vice President of Finance. The Company anticipates that Mr. Johnson will become Chief Accounting Officer on or about August 9, 2012, immediately following the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, subject to his appointment by the Board of Directors of the Company.

From August 2009 to December 2011, Mr. Johnson served as Senior Vice President, Finance and Chief Accounting Officer of Resolute Forest Products (formerly doing business as AbitibiBowater Inc.) (“Resolute”), the third largest publicly traded paper and forest products company in North America with revenues of approximately $5 billion. He also served as Vice President and Corporate Controller of Resolute from October 2007 to August 2009 and as Vice President and Corporate Controller for a predecessor of Resolute (Bowater, Inc.) from January 2006 to October 2007. Mr. Johnson has more than 20 years experience in accounting and financial operations, including 14 years in audit and advisory services with Ernst & Young LLP.

There are no family relationships between Mr. Johnson and any director or executive officer of the Company, and he has no direct or indirect material interest in any transactions with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 16, 2012                 CHIQUITA BRANDS INTERNATIONAL, INC.

By: /s/ James E. Thompson
James E. Thompson
Senior Vice President, General Counsel
and Secretary